Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Proto Labs, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	430,000	$34.35	$14,770,500	0.00014760	$2,180.13
					Total Offering Amount:		$14,770,500
					Total Fee Offsets:		—
					Net Fee Due:		$2,180.13

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the common stock of Proto Labs, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table under the Amended and Restated Proto Labs, Inc. 2022 Long-Term Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2) Represents an additional 430,000 shares of the Registrant’s common stock, par value $0.001 per share, that are authorized for issuance under the Plan.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act using the average of the high and low sale prices of the common stock on July 30, 2024, as reported on The New York Stock Exchange, which is within five business days prior to filing this Registration Statement on Form S-8.